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FORMER SENIOR GOVERNMENT OFFICIALS AND LEADING ANTITRUST EXPERTS FROM AROUND THE WORLD DESCRIBE THE “MATERIAL RISKS” ASSOCIATED WITH BROADCOM’S EFFORT TO ACQUIRE QUALCOMM

SAN DIEGO – February 22, 2018 – Qualcomm Incorporated (NASDAQ: QCOM) (“Qualcomm”) today shared with its stockholders an article published in the Competition Policy International by former senior antitrust enforcers and leading antitrust experts from China, Korea, the European Union, and the United States1 (“the experts”) on the significant antitrust risks posed by Broadcom’s proposed takeover of Qualcomm. A copy of the article can be viewed at www.qcomvalue.com/media/.

The takeaways from the article are:

•                 Any combination between Broadcom and Qualcomm faces significant antitrust risks due to their competitive positions in WiFi and RFFE products (among others), the potential complex and difficult divestiture process with regards to separating the businesses and finding an acceptable buyer, and the potential for anti-trust agencies demanding significant restrictions on Broadcom’s post-merger licensing and distribution practices.

•                 There are countless examples of regulators imposing substantial conduct remedies and the real risk posed by these conduct remedies generally requires deal protection for the target and its shareholders – such as a “hell-or-high-water clause” – to ensure that “a buyer cannot walk away from the deal at any point during or after a protracted regulatory review period, particularly given the likely disruption caused to targets (here, Qualcomm) during such a review period.”

•                 Based on similar complex cross-border deals, the expected regulatory approval process is likely to take 18+ months and may require significant and material divestitures and/or conduct remedies.

•                 The proposed limitations on Qualcomm by Broadcom on how Qualcomm can operate its business during a potential regulatory review period likely violates antitrust “gun-jumping” rules, and could be subject to an investigation by the U.S. FTC.

1  Some of the signatories are affiliated with U.S.-based law firms that represent Qualcomm in policy or other matters. Professor Hwang Lee served as an expert for Qualcomm in unrelated Korea Fair Trade Commission matters.

The global experts who authored the article are as follows:

•                 Susan Creighton, Former Director, US Federal Trade Commission, Bureau of Competition

•                 Miguel de la Mano, Former Deputy Chief Economist, DG Competition, EU Commission

•                 Professor Herbert Hovenkamp, James G. Dinan University Professor University of Pennsylvania Author of Antitrust Law: An Analysis of Antitrust Principles and Their Application

•                 Lisa Kimmel, Former Attorney Advisor to US Federal Trade Commission Chairwoman Edith Ramirez

•                 Professor Hwang Lee, Korean University School of Law, Chairman of the Advisory Committee for Policy, Ministry of Foreign Affairs and Trade Member of the Research Counsel for the Justices of the Supreme Court of Korea, and former senior Korea Fair Trade Commission official

•                 Jim Rill, Former head of the US Department of Justice’s Antitrust Division

•                 He Jing Senior Consultant, AnJie Law Firm (Beijing) and Advisor for Peking University School of IP and Tsinghua University School of Law

•                 Joshua Wright, Former Commissioner, US Federal Trade Commission

•                 Steve Weissman, Former Deputy Director, US Federal Trade Commission, Bureau of Competition

Key excerpts from the article include2:

•                 Overall, the experts concluded that:

“In short, there are material regulatory risks associated with any combination of Broadcom and Qualcomm. Given the parties’ competitive positions in WiFi and RFFE products (among others), the complexity of complying with a divestiture demand because of the difficulty the parties will have separating these businesses and selling them to an acceptable buyer, and the real risk that agencies…may demand significant restrictions on Broadcom’s post-merger licensing and distribution practices, the transaction presents significant antitrust risk.”

•                 In highlighting the areas shareholders should be aware of, the experts noted:

o               “Given [the merger agreement] terms, shareholders should be aware of the following:

1)           the real risk that foreign antitrust agencies will impose onerous remedies that either restrict the parties’ ability to engage in certain conduct or require them to take specific actions;

2)           the prior actions of antitrust agencies in rejecting proposed divestiture buyers that do not have both the ability and incentive to compete with the combined entity on day 1 and to take the technologies to the next generation;

2  Approval for use of article quotes were neither sought nor obtained

3)           that similar complex cross-border deals have taken 18+ months to gain regulatory approval, especially where—as here—approval is required by numerous jurisdictions (here, the United States, the European Union, China, India, Korea, and Taiwan); and

4)           the likelihood that Broadcom’s proposed limitations on how Qualcomm can run its business from signing to close violate antitrust “gun-jumping” rules, which alone could be the subject of a separate investigation by the U.S. Federal Trade Commission and others.”

•                 In discussing the expected length of the regulatory review process, the experts stated:

o               “With respect to likely review timing, recent deals suggest that the regulatory approval process is likely to take 18+ months (see e.g., Qualcomm/NXP—15+ months and counting despite the lack of direct competition between the parties; Penn State Hershey/Pinnacle—abandoned by the parties in 2016 after a 28 month review period; Advocacy Health Care/NorthShore University Health System—abandoned in 2017 after a 30 month review period; Halliburton/Baker Hughes—abandoned in 2016 after a 19 month review period; DuPont/Dow Chemical and Abbott Laboratories/Alere—each taking 20 months to gain necessary approvals. Indeed, the recent proposed merger of the #1 and #3 global suppliers of semiconductor manufacturing equipment was abandoned after an 18-month review period.”

•                 In discussing conduct remedies and the deficiencies in Broadcom’s proposal with respect to providing protection for shareholders, the experts stated:

o               “With respect to conduct remedies, there are countless examples showing that regulators can and do impose substantial conduct remedies, including those that could amount to an MAE [material adverse effect], and that may not be merger-specific…The real risk posed by these types of remedies generally requires deal protection for shareholders, including a “hell-or-high-water clause” (i.e., do whatever is necessary to get the deal done), or at least defining the MAE provision so as to exclude remedies that may be required by antitrust regulators. Such protections ensure that a buyer cannot walk away from the deal at any point during or after a protracted regulatory review period, particularly given the likely disruption caused to targets (here, Qualcomm) during such a review period.”

•                 Finally, in discussing the potential divestiture process, the experts said:

o               With respect to divestitures, antitrust agencies will require that any divestiture remedies fully replace the loss of Qualcomm’s competitive pressure in the market, i.e., any remedy must make competition “whole” in the sense that it must put another competitor in a position to compete as effectively against Broadcom as Qualcomm does today (and likely into the future). And, of course, any divestiture transaction would itself have to be reviewed for antitrust and national security issues.

Backgrounds on Authors

Susan Creighton, is a Partner at Wilson Sonsini Goodrich & Rosati, P.C. She is co-chair of the firm’s antitrust practice. Susan’s practice focuses on merger review, government conduct investigations, and antitrust litigation and counseling. Representative matters include serving as lead outside counsel for Google in the Federal Trade Commission’s search investigation of the company, and representing Netflix in connection with the Justice Department’s investigation of the proposed Comcast/TWC merger.

Susan was named “Lawyer of the Year” by Global Competition Review in 2013, and was one of The National Law Journal’s “Outstanding Women Lawyers” in 2015. She has testified before the Antitrust Modernization Commission, the Federal Trade Commission, and the Senate on antitrust-related issues. She also has written a number of widely cited articles, including on issues related to mergers, intellectual property, and unilateral conduct.

From 2003 through the end of 2005, Susan served at the Federal Trade Commission as Director of the Bureau of Competition. From 2001 to 2003, she served as Deputy Director of the Bureau. Prior to joining the FTC, Susan wrote the white paper for Netscape that is credited with triggering the Department of Justice’s investigation and eventual suit against Microsoft for illegal monopolization.

Susan has served in a variety of leadership roles within the firm, including on the board of directors.

Prior to joining the firm, she was a law clerk to U.S. Supreme Court Justice Sandra Day O’Connor. She also served as a law clerk to Federal District Judge Pamela Ann Rymer.

***

Miguel de la Mano is an Executive Vice President in Compass Lexecon’s Brussels office. Before joining Compass Lexecon, Dr. de la Mano was Head of Economic Analysis and Evaluation at DG Internal Market. Since 2012, he led a team of experienced financial economists in support of the EU Commission’s unprecedented regulatory overhaul of EU banking, insurance and financial markets.

He joined the European Commission in late 2000 as a competition economist. In 2003 he became a member of the newly created Chief Economist Team. He was appointed Deputy Chief Economist in early 2009. From October 2011 to May 2012 he was Acting Chief Economist at the UK Competition Commission.

He has co-drafted guidelines setting out the European Commission’s analytical framework on merger control, vertical and horizontal agreements (Article 101) as well as single firm conduct (Article 102). He also co-drafted “guidelines on the submission on economic evidence” for DG COMP and the “new market investigation guidelines” for the former UK Competition Commission.

Over the last 15 years he has been closely involved in dozens of in-depth merger and antitrust investigations, at the fact finding, analysis, and decision-making stages. He has defended the EU Commission in several court proceedings and provided economic testimony to EU Courts in several high profile antitrust and merger cases. He has written articles on EU competition policy and financial market regulation, with the aim of shaping and guiding EU enforcement and policymaking.

He completed graduate studies in economics at the Institute for World Economics in Kiel, Germany, and the European Institute at Saarbrucken University, Germany. He conducted his PhD research at Oxford University, UK.

***

Herbert Hovenkamp is the James G. Dinan University Professor at the University of Pennsylvania Law School and the Wharton School of the University of Pennsylvania. Prior to that he held the Ben and Dorothy Willie Chair at the University of Iowa College of Law. Hovenkamp is a recognized expert and prolific author in the area of antitrust law. He received a BA from Calvin College and earned an MA, PhD, and Doctor of Jurisprudence from The University of Texas at Austin. Hovenkamp was previously Professor of Law at the University of California Hastings College of Law. Professor Hovenkamp is a member of the American Academy of Arts and Sciences.

Professor Hovenkamp is generally regarded as “the most influential antitrust scholar of our generation” and the New York Times reported that many consider him “the dean of American antitrust law.” He is the sole surviving author of Antitrust Law, the most cited legal reference on the subject.

In each of the last ten antitrust cases heard by the United States Supreme Court, either the petitioner or the solicitor general pointed to Hovenkamp as supporting the position the justices were being urged to take. Professor Hovenkamp’s writings have been cited in 36 Supreme Court decisions and more than 1300 decisions in the lower courts.

Thomas Hungar, deputy solicitor general of the United States from 2003 to 2008, has called Hovenkamp one of the prime shapers of antitrust legal interpretation by U.S. courts.

In 2008, Professor Hovenkamp received the John Sherman Award from the Antitrust Division of the Department of Justice. The award is presented approximately once every three years to “a person or persons for their outstanding achievement in antitrust law, contributing to the protection of American consumers and to the preservation of economic liberty.”

***

He Jing, a specialized legal practitioner with nearly 20 years of experience in China IP and policy sectors, offers effective, innovative and multi-dimensional solutions to challenges facing his clients in China and overseas. He started his legal career as a patent attorney in a top tier Silicon Valley law firm and spent almost 9 years in a major international law firm representing multinational clients in complex China litigation, IP and regulatory matters. A number of his cases were listed as top IP cases by Chinese judiciary authorities. Major industrial associations often consult with Mr. He for China legal and policy matters. Mr. He is currently carrying out a US-China IP Dialogue where top US and China experts convene and deliver roadmap documents for China IP reforms.

Mr. He has been named as a leading patent practitioner and regularly publishes for legal communities and speaks at major legal conferences. He was named as Band 1 practitioner by Chambers Asia Pacific 2015, 2016 and recognized as one of the Managing Intellectual Property IP Star 2014-2016 in patent and trademark sectors. Mr. He is currently the Co-chair of China Global Advisory Council at International Trademark Association. Mr. He is the appointed advisor for LL.M program at Peking University School of IP and Tsinghua University School of Law. He is also a member of George Washington University Law School IP Advisory Board. Mr. He now serves as senior consultant to Eco-Forum Global, the very first China national foundation in green development.

Mr. He is admitted to the State Bar of California. He graduated from University of Notre Dame with his Juris Doctor in 2000 and obtained his LLB and B.Sc from Peking University in 1997. Mr. He is qualified to practice law in China after having passed Chinese Bar Exam and Chinese Patent Bar Exam.

***

Lisa Kimmel is a senior counsel in Crowell & Moring’s Antitrust Group. She resides in the firm’s Washington, D.C. office. Lisa’s practice covers merger and civil nonmerger antitrust investigations and antitrust counseling. Lisa also advocates for clients on competition policy matters before federal and state antitrust agencies, focusing in particular on the technology and digital commerce sectors.

Lisa joined Crowell & Moring in 2015 from the Federal Trade Commission (FTC), where she worked for nearly five years as an attorney advisor on antitrust and competition policy matters for Commissioner and later, Chairwoman, Edith Ramirez. During her time at the FTC, Lisa advised the chairwoman on antitrust enforcement and competition policy matters in the technology sector, including matters related to industry standards and the acquisition or assertion of intellectual property rights. Before joining the FTC, Lisa practiced with the antitrust group at an AmLaw 100 firm, where she worked in the firm’s San Francisco and Washington, D.C. offices.

Lisa’s recent private practice experience includes: representing leading wireless technology company in antitrust litigation related to the licensing of its standard-essential patents; advising global computer hardware and technology company on antitrust and patent licensing issues associated with the development of industry standards; assisting national chemical company with the acquisition of divesture assets in a merger proceeding; providing online retailer with counseling and advocacy assistance in association with FTC rulemaking, and counseling nationwide consumer products company with regard to FTC antitrust investigation.

Lisa is a member of the MLex Antitrust Advisory Board and speaks and writes regularly on antitrust issues involving the technology sector and intellectual property rights.

***

Hwang Lee is a professor at the Korea University School of Law since 2008. His academic interest covers competition laws, intellectual property rights, telecommunication laws, and economic regulations.

Prior to joining Korea University, Professor Lee served the Korea Fair Trade Commission for twelve years while playing a leading role in prosecuting big cases including the Microsoft Tying Case. Subsequently, he was appointed to a Research Counsel for the Justices of the Supreme Court of Korea (2006). In this role he drafted final judgments for an extensive array of competition and administrative law cases, including the landmark POSCO Decision (2007) that set the liability standard about abuse of dominance from the effects-based approach.

In 2010, Professor Lee established the Innovation, Competition & Regulation Law Center (“ICR Law Center”), a research institution that specializes in interdisciplinary research of intellectual property rights, competition laws, and economic regulations. In 2013, he launched the Korea-China market & Regulation Law Center (“MRLC”) with colleagues at the Remin University Law School in China that explores competition and IPR issues in Asia. In 2013, he launched the Korea-China market & Regulation Law Center with colleagues at the Remin University Law School in China that explores competition and IPR issues in Asia.

Professor Lee often teaches at foreign institutions including U.S. and China, and also speaks frequently at diverse international conferences including events hosted by the American Bar Association or Global Competition Review.

***

Jim Rill is one of America’s foremost antitrust lawyers. Mr. Rill has served as Assistant Attorney General in charge of the U.S. Department of Justice’s Antitrust Division, as well as a Chairman of the ABA’s Antitrust Section.

During his tenure as Assistant Attorney General, he negotiated the U.S.-European Union Antitrust Cooperation Agreement of 1991 and issued the first joint FTC and DOJ Horizontal Merger Guidelines in 1992. He was responsible, moreover, for initiating the largest number of merger challenges in over a decade, including challenges to major bank mergers and airline asset transactions.

Mr. Rill has most recently provided counsel to the FTC and the DOJ in connection with the current revision of the Horizontal Merger Guidelines. His contribution in that regard has been publicly commended by both FTC Chairman John Leibowitz and DOJ Assistant Attorney General Christine Varney.

In 1997, Mr. Rill was appointed by Attorney General Janet Reno and Assistant Attorney General Joel Klein to serve as Co-Chair on the U.S. Department of Justice’s International Competition Policy Advisory Committee, with a mandate to recommend future policy initiatives to the Department of Justice. The recommendations in the Committee’s report, submitted in February 2000, are being pursued in the U.S. and overseas. Foremost among these recommendations was the proposal to create a global competition forum that would serve as a mechanism for government competition authorities throughout the world to meet and confer on antitrust issues. This recommendation served as the stimulus for what became the International Competition Network (ICN). Founded in 2001, the ICN now counts more than 100 nations as members and together with non-governmental advisors, including Mr. Rill, contributes immeasurably to convergence of antitrust law and policy.

***

Stephen Weissman recently rejoined the Baker Botts after serving as the Deputy Director of the Federal Trade Commission’s Bureau of Competition from 2013-2015. At the FTC he was involved in and supervised the agency’s review of hundreds of merger and non-merger investigations and enforcement actions, covering a wide range of industries including pharmaceuticals and other healthcare sectors, consumer products, energy, high-tech and general manufacturing. He was lead trial counsel for the FTC in its challenge of a $3.5 billion merger between food service distributors Sysco Corp. and U.S. Foods Inc., a case considered by many as the agency’s most important merger litigation in more than a decade.

In almost two decades of private practice, Mr. Weissman has represented companies and individuals in antitrust investigations by the Department of Justice and Federal Trade Commission, as well as in antitrust and commercial litigation in U.S. courts. He represents both acquiring and acquired companies as well as third parties in merger investigations. Among his more notable representations are serving as one of the lead lawyers in Whirlpool’s acquisition of Maytag Corp., in Arch Coal’s defense of an FTC litigation challenge to Arch’s acquisition of Triton, in Merck’s acquisition of Schering Plough, and in Boehringer Ingelheim’s recent global asset swap with Sanofi. He also regularly counsels clients in criminal antitrust investigations and on issues pertaining to joint ventures and distribution arrangements.

Mr. Weissman is regularly listed as a leading antitrust practitioner in Chambers USA (2016, 2017), Legal 500 (2013, 2015-2017), Who’s Who Legal Litigation (2017), Guide to the World’s Leading Competition and Antitrust Lawyers (2012-2013, 2018), and other publications.

***

Joshua Wright is Senior of Counsel in the Washington, D.C., office of Wilson Sonsini Goodrich & Rosati, where he is a member of the antitrust practice. Joshua is executive director of the Global Antitrust Institute and a professor of law and economics at George Mason University, where he is a leading scholar in antitrust law, economics, and consumer protection.

Previously, Joshua served as a commissioner of the Federal Trade Commission (FTC) from 2013 to 2015. In this role, he led efforts to reach an agreement with fellow commissioners to release the FTC’s first-ever guidelines on how the agency plans to use its powers to police “unfair” competition by businesses.

Joshua previously served in the FTC’s Bureau of Competition as its inaugural Scholar-in-Residence from 2007 to 2008, where he focused on enforcement matters and competition policy. He also served the FTC as an intern in the Bureau of Economics and the Bureau of Competition.

Joshua was a law clerk for the Honorable James V. Selna of the U.S. District Court for the Central District of California from 2003 to 2005. He also has taught law and economics at several universities, including the University of Texas, Pepperdine University, and UCLA.

About Qualcomm

Qualcomm invents breakthrough technologies that transform how the world connects and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries. As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT — including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, the QCT semiconductor business. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

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